SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement
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☐	Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Danielle Lashley
PL Capital Defined Benefit Plan
Robin Lashley
                                            John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRESS RELEASE

TWO INDEPENDENT PROXY ADVISORY FIRMS SUPPORT PL CAPITAL GROUP’S CANDIDATE AND BELIEVE CHANGE IS NEEDED IN THE BOARDROOM AT CFS BANCORP, INC.

APRIL 15, 2010  Naperville, IL PR Newswire/ -- PL Capital Group announced today that two leading independent proxy advisory firms, RiskMetrics Group and PROXY Governance Inc., have published their analyses for the CFS Bancorp, Inc. (NASDAQ:CITZ) annual meeting.  Both RiskMetrics and PROXY Governance have recommended that shareholders elect PL Capital Group’s nominee John Palmer to replace CFS Bancorp’s nominee Frank Lester.

In its analysis RiskMetrics noted that “the entire board has been in place since 2004, with most having served over much longer time periods.  Accordingly, we feel the board must share responsibility for the sustained underperformance during the last five years as detailed and believe change is warranted.”  RiskMetrics went on to show support for John Palmer and his experience in the banking industry by stating that it feels “the dissident nominee has the relevant experience, knowledge and skills necessary to bring a fresh perspective to board discussions and effect positive change.”

In its analysis PROXY Governance stated, “we remain concerned by the company’s long-term underperformance of its peer group on key measures of operating and management effectiveness.”  They further added, “Given the other significant issues the dissidents have raised about the board’s attention to important governance details – the structure of certain bonus programs even as shareholder value plummeted, and the board’s acceptance of unnecessary related party transactions with the CEO’s direct family members – we believe shareholders will be best served by electing the dissident nominee, J. Palmer.”

PL Capital principal Richard Lashley commented, “As everyone who follows CFS Bancorp knows, we have grown increasingly frustrated with the company’s  overall financial performance, related party transactions, and poor corporate governance practices.  The lack of urgency in the boardroom to correct these errors needs to be addressed immediately.  It is great to see two independent third parties who understand and agree with our concerns.  As RiskMetrics noted, a fresh perspective is exactly what the board needs.”

The PL Capital Group is CFS Bancorp’s largest outside shareholder owning 9.9% of the common stock.

Shareholders that need assistance in voting their shares or have any questions are invited to call D.F. King & Co., Inc. at (800) 549-6746 or visit their website at www.dfking.com/cfs.

Contacts:	Richard Lashley	John Palmer
	PL Capital, LLC	PL Capital, LLC
	(973) 360-1666	(630) 848-1340
	RLashley@PLCapitalLLC.com	Jpalmer@PLCapitalLLC.com

Important Information

PL Capital, LLC and its affiliates identified below (the “PL Capital Group”) filed their definitive proxy statement and form of WHITE proxy card with the Securities and Exchange Commission

 (“SEC”) on March 22, 2010 in connection with the solicitation by the PL Capital Group of proxies to be voted in favor of the PL Capital Group’s director nominee, John W. Palmer (the “PL Capital Nominee”), at CFS Bancorp, Inc.’s 2010 Annual Meeting of Shareholders.   Shareholders are urged to read the PL Capital Group’s definitive proxy statement and WHITE proxy card because they contain important information about the PL Capital Group, the PL Capital Nominee, CFS Bancorp and related matters.   Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the PL Capital Group with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Information Regarding Participants in Solicitation

The PL Capital Group consists of the following persons who are participants in the solicitation from CFS Bancorp Inc.’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Danielle Lashley; Robin Lashley; PL Capital Defined Benefit Plan; John W. Palmer; Irving A. Smokler; and Red Rose Trading Estonia OU.  Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp’s common stock.  Information regarding the participants and their interests is contained in the definitive proxy statement filed by the PL Capital Group with the SEC in connection with CFS Bancorp’s 2010 Annual Meeting of Shareholders.